SIXTH AMENDMENT TO LOAN AGREEMENT

THIS SIXTH AMENDMENT TO LOAN AGREEMENT is made and entered into effective as of this 27th day of August, 2015 by and between U.S. BANK NATIONAL ASSOCIATION, with its address at 425 Walnut Street, Cincinnati, Ohio 45202 (the "Bank"), and BAIRD FUNDS, INC. (the “Corporation”), a Wisconsin corporation, not individually but solely on behalf of its respective Funds as set forth on Exhibit A to the Loan Agreement, separately and not jointly (each such Fund a “Borrower” and collectively the “Borrowers”), and with its address at 777 East Wisconsin Avenue, 18th Floor, Milwaukee, Wisconsin  53202.

WITNESSETH:

WHEREAS, the Bank and the Borrower entered into a loan agreement originally effective as of May 18, 2012, as amended (the "Loan Agreement"); and

WHEREAS, the parties wish to further amend the Loan Agreement in order to add the Baird Short-Term Municipal Bond Fund and the Baird Core Intermediate Municipal Bond Fund as additional Borrowing Funds under the Loan Agreement (this amendment herein sometimes called the "Sixth Amendment").

NOW, THEREFORE, the parties agree as follows:

1.           Effectiveness.  This Sixth Amendment shall be effective upon delivery to the Bank of an original Sixth Amendment, duly executed by the Corporation on behalf of the respective Borrowing Funds.

2.          Representations, Warranties and Covenants.  The Corporation on behalf of itself and the Borrowing Funds further represents and warrants that:

(A)
This Sixth Amendment has been duly executed and delivered by the Corporation on behalf of the Borrowing Funds, is authorized by all requisite action of the Corporation and such Funds and is the legal, valid, binding and enforceable obligation of the Corporation and such Funds; and

(B)
The execution and delivery of this Sixth Amendment by the Corporation on behalf of the Borrowing Funds will not constitute a violation of any applicable law or a breach of any provision contained in the Articles, Bylaws or other governing documents of the Corporation or such Funds, or contained in any order of any court or any other governmental agency or in any agreement, instrument or document to which the Corporation or the Borrowing Funds are a party or by which the Corporation, the Borrowing Funds or any of their assets or properties are bound; and

(C)
Except as previously or agreed to be waived by the Bank in writing, or as noted in Exhibit B attached hereto, there is outstanding no Event of Default or event which with the giving of notice and/or the passage of time, would constitute an Event of Default under the Loan Agreement, as of the effective date of and after giving effect to this Sixth Amendment; and

(D)
Except as modified hereby or as noted in said Exhibit B, all representations, warranties and covenant or as to the Corporation or the Borrowing Funds set forth in the Loan Agreement or any of the other Loan Documents, as applicable, shall be deemed restated in all material respects as of the date hereof.

                      3.       Miscellaneous.

(A)
As amended hereby, the Loan Agreement shall remain in full force and effect, and all references in the Loan Agreement (or other Loan Documents issued pursuant to the Loan Agreement) shall mean such Loan Agreement as amended hereby.

(B)	Capitalized terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

(C)
The Corporation or the Borrowing Funds shall reimburse the Bank for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by it or for which it becomes obligated in connection with or arising out of this Sixth Amendment.

(D)	Except as amended hereby, the Loan Agreement and all other Loan Documents shall be deemed confirmed and on-going in accord with their terms.

(E)	This Sixth Amendment may be executed in counterparts, all of which constitute one instrument hereunder.

IN WITNESS WHEREOF, the parties have executed this Amendment by their respective duly authorized officers effective as of the date noted above.

U.S. BANK NATIONAL ASSOCIATION

By: ________________________________________
Name:
Title:

BAIRD FUNDS, INC.
Not individually but solely on behalf of its Funds listed on Exhibit A to this Agreement, separately and not jointly

By: ________________________________________
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION
(As Custodian)

By: _________________________________________
Name:
Title:

13934623.3